Exhibit 99.1

Media contact:	Jim Graham, 847-315-2925	http://news.walgreens.com
Investor contacts:	Rick Hans, CFA, 847-315-2385	@WalgreensNews
	Ashish Kohli, CFA, 847-315-3810	facebook.com/Walgreens

FOR IMMEDIATE RELEASE

Walgreens November Sales Increase 4.1 Percent

DEERFIELD, Ill., Dec. 4, 2013 – Walgreens (NYSE: WAG) (Nasdaq: WAG) had November sales of $6.07 billion, an increase of 4.1 percent from $5.83 billion for the same month in fiscal 2013.

Total front-end sales increased 3.2 percent compared with the same month in fiscal 2013, while comparable store front-end sales increased 1.9 percent. Customer traffic in comparable stores increased 0.8 percent while basket size increased 1.1 percent.

The company said that a meaningful increase versus prior quarters in promotional investment contributed to the improvement in traffic and comparable store front-end sales for November and throughout the quarter.

Prescriptions filled at comparable stores increased by 1.4 percent in November and increased 3.7 percent on a calendar day-shift adjusted basis. This year’s November had one additional Saturday and one fewer Thursday compared with November 2012. These calendar shifts negatively impacted prescriptions filled at comparable stores by 2.3 percentage points.

Prescriptions filled at comparable stores were positively impacted by 0.4 percentage point due to more flu shots versus last year but were negatively impacted by 0.7 percentage point due to the slowest start to the flu season in six years.

November pharmacy sales increased by 4.7 percent, while comparable store pharmacy sales increased 4.0 percent and increased by a calendar day-shift adjusted 6.3 percent. Calendar day shifts negatively impacted pharmacy sales in comparable stores by 2.3 percentage points.

Calendar day-shift adjusted comparable store pharmacy sales were negatively impacted by 1.0 percentage point due to generic drug introductions in the last 12 months, and were positively impacted by 0.2 percentage point due to more flu shots versus last year. The slow start to the flu season negatively impacted pharmacy sales by 0.3 percentage point. Pharmacy sales accounted for 63.5 percent of total sales for the month.

Flu shots administered at pharmacies and clinics season to date were more than 6.1 million versus nearly 4.6 million last year.

Sales in comparable stores increased by 3.2 percent in November. Calendar day shifts negatively impacted total comparable sales by 1.5 percentage points, while generic drug introductions in the last 12 months negatively impacted total comparable sales by 0.6 percentage point.

Total sales for the first quarter of fiscal 2014, which ended Nov. 30, were $18.35 billion, up 6.0 percent from $17.32 billion in last year’s quarter. Comparable store sales for the first quarter of fiscal 2014 increased 5.5 percent, while front-end comparable store sales for the quarter increased 2.2 percent. Prescriptions filled at comparable stores increased 5.6 percent in the first quarter and comparable pharmacy sales increased 7.5 percent.

Calendar 2013 sales to date were $66.54 billion, an increase of 4.3 percent from $63.80 billion in 2012.

Walgreens opened 22 stores during November, including nine relocations, acquired a net total of 55 stores and closed one.

On Nov. 30, Walgreens operated 8,677 locations in all 50 states, the District of Columbia, Puerto Rico, Guam and the U.S. Virgin Islands. That includes 8,197 drugstores, 140 more than a year ago, including 59 net stores acquired over the last 12 months. The company also operates infusion and respiratory services facilities, specialty pharmacies and mail service facilities. Its Take Care Health Systems subsidiary manages more than 750 in-store convenient care clinics and worksite health and wellness centers.

November Comparable Sales and Prescriptions Filled

	Actual	Calendar Shift Impact	Generics Impact	Cough, Cold, Flu Impact	Flu Shot Impact
Total Comp Sales	3.2%	-1.5%	-0.6%	-0.2%	0.2%
Comp Front End	1.9%	—	—	—	—
Comp Rx Sales	4.0%	-2.3%	-1.0%	-0.3%	0.2%
Comp Rx Scripts	1.4%*	-2.3%	—	-0.7%	0.4%

*	Includes +2.3 percentage points from patients filling more 90-day prescriptions

Please note: Sales numbers and the adjustments shown in the table are preliminary, unaudited and subject to revision. Comparable stores are defined as those drugstore locations open for at least 12 consecutive months without closure for seven or more consecutive days and without a major remodel or a natural disaster in the past 12 months. Acquired operating locations and relocations are not included as comparable stores for the first 12 months after the acquisition or relocation.

Cautionary Note Regarding Forward-Looking Statements: Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “target,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, those described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, Walgreens does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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